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Exhibit 3.1(c)

CERTFICATE OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

TRANS WORLD CORPORATION

        Pursuant to the provisions of the Nevada Revised Statutes, Title 7, Chapter 78, the undersigned officers do hereby certify:

        FIRST:    The name of the Corporation is Trans World Corporation (the "Company"). The Articles of Incorporation of the Company were filed with the office of the Secretary of State of the State of Nevada on October 20, 1993, and amended December 8, 1994, August 15, 2000, and July 16, 2002.

        SECOND:    The Board of Directors of the Company duly executed resolutions on August 31, 2002 and November 1, 2002, which were reaffirmed and ratified on May 6, 2003 as follows:

          RESOLVED, that the Board hereby approves, adopts, votes for and consents to an amendment to the Company's Articles of Incorporation in order to increase the number of shares of common stock authorized for issuance from 100,000,000 to 950,000,000 by revising the first sentence of Article "Third" of the Company's Articles of Incorporation and hereby authorizes, directs and empowers management to present such amendment to the Articles of Incorporation of the Company to the shareholders for consideration at a special meeting to be held May 13, 2003, ("Special Meeting"), such Article Third to be amended to read as follows:

    "Article THIRD: The Corporation shall have the authority to issue a total of 954,000,000 shares of capital stock of which 4,000,000 shares, each having a par value of $.001 per share, shall be designated "Preferred Stock," and 950,000,000 shares, each having a par value of $.001 per share, shall be designated "Common Stock."

        BE IT FURTHER RESOLVED, that in the event that the holders of at least a majority of the outstanding Common Stock of this Company shall adopt the aforesaid proposed amendment in the manner prescribed by the Nevada Revised Statutes, Title 7, Chapter 78, Rami S. Ramadan and Paul D. Benkley (the "Authorized Officers") are further directed by the Board to file this Certificate of Amendment of the Articles of Incorporation with the Secretary of State for the State of Nevada upon its approval by the shareholders at the Special Meeting; and

        THIRD:    As of the record date for the Corporation's Special Meeting, April 16, 2003, the total number of outstanding shares of Common Stock of the Corporation is 50,328,175 and the total number of votes entitled to be cast by the holders of all of said outstanding shares is 50,328,175.

        FOURTH:    Holders of greater than 25,164,088 shares of Common Stock, representing at least a majority of the outstanding shares of Common Stock of the Company, have adopted the amendments herein at the Special Meeting on May 13, 2003, in accordance with the provisions of Nevada Revised Statutes, Title 7, Section 78.320.

Signed on May 13, 2003

TRANS WORLD CORPORATION
By:	/s/ RAMI S. RAMADAN Rami S. Ramadan, President Chief Executive Officer, and Chief Financial Officer
By:	/s/ PAUL BENKLEY Paul Benkley Corporate Secretary
STATE OF NEW YORK	)
	)	SS:
COUNTY OF NEW YORK	)

        On May 13, 2003, personally appeared before me, a Notary Public, for the State and County aforesaid, Paul D. Benkley and Rami S. Ramadan, as Corporate Secretary and President, Chief Executive Officer and Chief Financial Officer of Trans World Corporation, respectively, who acknowledge that they executed the above instrument.

[Notarial Seal]

/s/ HUNG D. LE Hung D. Le Notary Public

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CERTFICATE OF AMENDMENT OF THE ARTICLES OF INCORPORATION OF TRANS WORLD CORPORATION